Exhibit 4.3
Deed of Indemnity, Access and Insurance
Telix Pharmaceuticals Limited
ACN 616 620 369
and
INSERT FULL NAME OF DIRECTOR
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Table of Contents
to update table of contents - press F9
1Definitions and Interpretation3
1.1Definitions3
1.2Interpretation6
2Indemnity7
2.1General indemnity7
2.2Continuing indemnity7
2.3Additional indemnity8
3Conduct and obligations8
3.1Notification8
3.2Advancement or payment of costs8
3.3Proceedings9
3.4Legal representation9
3.5Director’s obligations10
4Insurance10
4.1Obligation to maintain D&O Policy10
4.2Terms and conditions of Policy10
4.3Obligations of Director11
4.4Obligations of Company11
5Access to Board Papers11
5.1Company to maintain records11
5.2Right of inspection11
5.3Access request12
5.4Ownership of Board Papers12
5.5Privilege12
5.6No limitation12
6Confidentiality and privilege12
7Taxation and costs13
7.1Taxation and duty13
7.2Costs13
8General13
8.1Governing law and jurisdiction13
8.2Counterparts13
8.3Unenforceable provision13
8.4Survival14
8.5Further action14
8.6Exclusion of moratoria14
8.7Variation and waiver14
8.8Notices14
8.9Entire Agreement14
Execution Page15
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Deed of Indemnity
This deed is made on [insert date] between the following parties:

Telix Pharmaceuticals Limited ACN 616 620 369 of 55 Flemington Road, North Melbourne VIC 3051 Australia (the Company); and
[insert full name of Director] of [insert Director address] (the Director).

Background
The Constitution provides that the Company:
•must indemnify directors to the full extent permitted
by law; and
•may enter into contracts of insurance to protect
directors against any liability incurred by directors as
directors of the Company.

	(A)	The Director has been a director of the Company or Relevant Company (as the case may be) as of the Appointment Date.
	(B)	In consideration of the Director agreeing to act as a director of the Company or Relevant Company (as the case may be), the Company agrees to:
		(i)	indemnify the Director against Liabilities incurred while acting as officer of the Company or Relevant Company (as the case may be); and
		(ii)	maintain a D&O Policy,
		(iii)	provide access to Board Papers,
on the terms contained in this deed.
This deed witnesses that in consideration of, among other things, the mutual promises contained in this deed, the parties agree as follows:

1Definitions and Interpretation
1.1Definitions
In this deed:

Defined term	Meaning
Affiliate	has the meaning as defined under the 15 U.S Code.
Appointment Date	the date the Director was appointed a director of the Company or as a director of Relevant Company (as the case may be).
Board	the board of directors of the Company.
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Defined term	Meaning
Board Papers
in relation to the Company:
1all material provided to the Director, provided to or tabled at any meeting of the Board, or to any committee of the
Board (Material), whether in hard copy or electronic form,
including without limitation board papers, committee
papers, correspondence, submissions, minutes, legal
advice, reports and financial statements; and
1all documents of the Company or to which the Company is
a party where those documents are referred to in any
Material,
during the Relevant Period.
and, in relation to each Relevant Company:
2all material provided to the Director in his/her capacity as a director of the Relevant Company, provided to or tabled at
any meeting of the board of the Relevant Company or to
any committee of the board of the Relevant Company,
whether in hard copy or electronic form, including without
limitation board papers, committee papers,
correspondence, submissions, minutes, legal advice,
reports, and financial statements; and
3all documents of the Relevant Company or to which the
Relevant Company is a party referred to in any such
material.

Business Day	a day other than a Saturday, Sunday, bank holiday or public holiday in Melbourne, Victoria.
Claim
(a)any legal proceeding, administrative proceeding,
arbitral proceeding, investigation or enquiry,
mediation, or other form of alternative dispute
resolution, arising out of or in connection with any act
or omission by the Director or otherwise involving the
Director in their capacity as a director; and
(b)any written or oral threat, complaint or demand or
other circumstances that might reasonably lead to
the Director considering that any proceedings set out
in paragraph (a) will be commenced.

Constitution	the Company’s constitution as amended, varied or replaced from time to time.
Corporations Act	the Corporations Act 2001 (Cth).
D&O Policy	a policy of insurance insuring the Director (amongst others) against liability in their capacity as a director and officer of the Company and its Related Bodies Corporate.
director	has the same meaning given in section 9 of the Corporations Act.
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Defined term	Meaning
document	has the meaning given to it for the purposes of the Acts Interpretation Act 1901 (Cth).
Group Entities	the Company and any Subsidiary or Affiliate of the Company.
Liability
a liability of any kind (whether actual or contingent and
whether fixed or ascertained) including costs, damages, fees, expenses, and including whether the costs and expenses are
incurred in connection with any investigation or inquiry by a government agency or liquidator.

officer	has the meaning given to it for the purposes of the Corporations Act.
Permitted Purpose
(a)defending or responding to an action or proceeding
(or preparing to defend an action or proceeding
which the Director has reason to believe will be
brought against them) which relates to an act or
omission of the Director in providing services in their
capacity as an officer of the Company or Relevant
Company (as the case may be) during the Relevant
Period;
(b)appearing before an inquiry or hearing of a
Regulatory Body (or preparing for an inquiry or
hearing of a Regulatory Body) where the Director has
reason to believe that the Director will be required to
appear before that inquiry or hearing relating to an
act or omission of the Director in providing services
in their capacity as a director of the Company or
Relevant Company (as the case may be) during the
Relevant Period;
(c)conducting or preparing to conduct an action or
proceeding which the Director in good faith proposes
to bring relating to an act or omission of the Director
in providing services in their capacity as officer of the
Company or Relevant Company (as the case may
be) during the Relevant Period; or
(d)disclosing Board Papers to third parties (including,
without limitation, the Director’s legal and other
professional advisors) where such disclosure is
necessary in relation to a matter under any of sub-
clauses (a), (b) or (c) of this clause; or
(e)any other purpose which the Company has provided
written consent.

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Defined term	Meaning
Proceedings
(a)any investigation, hearing, inquiry or review
undertaken by a court, arbitrator, mediator or tribunal,
governmental, administrative or Regulatory Body, or
public authority; and
(b)any procedural step relating to such a hearing,
conference, dispute, inquiry or investigation,
under or in respect of which the Director is being examined
or is involved because the Director is or was a director of the
Company or a Relevant Company (as the case may be) in
the Relevant Period.

Protection Period
in relation to the Company and each Relevant Company (as
the case may be) the period commencing on the
Appointment Date or the date of this deed (whichever is
earlier) and ending on the later of:
(a)the date which is 7 years after the Director ceases to
hold office as a director of the Company or the
Relevant Company (as the case may be); and
(b)the date any Proceedings commenced during the
period specified in paragraph (a) have been finally
resolved.

Regulatory Body
an entity constituted under the laws of Australia or any other jurisdiction which has the power to regulate the conduct and affairs of a Group Entity and shall include (without limitation)
the Australian Securities and Investment Commission, the
Australian Competition and Consumer Commission and the
Australian Tax Office.

Related Body Corporate	has the meaning given to it in section 50 of the Corporations Act, and includes a Subsidiary and an Affiliate.
Relevant Company	each Related Body Corporate of the Company of which the Director is a director from time to time.
Relevant Period	the period commencing on the Appointment Date and ending on the date the Director ceases to act as a director of the Company or the Relevant Company (as the case may be).
Subsidiary	has the meaning given in section 9 of the Corporations Act and refers to any corporation which before, at or after the date of this deed was, is or becomes a Subsidiary of the Company.
1.2Interpretation
In this deed, unless the context requires otherwise:
(a)terms used from the Corporations Act have the meaning given under section 9 of the
Corporations Act;
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(b)words importing the singular include the plural and vice versa;
(c)words importing a gender include any gender;
(d)a reference to a thing (including, but not limited to, a right) includes any part of that thing;
(e)a reference to a right includes a remedy, power, authority, discretion or benefit;
(f)other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;
(g)a reference to a clause or party is a reference to a clause of, and a party to, this deed;
(h)a reference to a document or deed includes all amendments or supplements to, or replacements or novations of, that document or deed;
(i)a reference to the Director includes the Director’s personal representatives;
(j)a reference to a statute, legislation, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;
(k)a reference to a party to a document includes that party’s successors and permitted assignees;
(l)a rule of construction does not apply to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it; and
(m)if a day for payment upon which an obligation must be performed is not a Business
Day the payment is due on the next Business Day.

2Indemnity
1.1General indemnity
(a)To the maximum extent permitted by law, the Company indemnifies the Director on a full indemnity basis, with effect from the Appointment Date and on the terms set out in this deed, against:
(i)all Liabilities incurred by the Director as an officer of the Company or of a
Related Body Corporate;
(ii)all Liabilities incurred by the Director in relation to actual, threatened or potential Proceedings; and
(iii)subject to clause 2.1(b), all Liabilities incurred by the Director in the Director’s capacity as an officer of the Company or of a Related Body Corporate for
Proceedings brought by the Director against third parties in order to protect the Director’s interests or reputation. This indemnity includes, without limitation, a liability for reasonable legal costs on a solicitor and own-client basis.
(b)The Company will only indemnify the Director under clause 2.1(a)(iii) if the Director first obtains the written consent of the Board which:
(i)must not be unreasonably withheld or delayed; and
(ii)may be provided subject to any conditions the Board considers appropriate
(acting reasonably) including, without limitation, as to the treatment of all or any damages or other compensation received by the Director in respect of any Proceedings.
1.2Continuing indemnity
(a)The indemnity in clause 2.1 is an irrevocable, unconditional, continuing and principal obligation of the Company despite:
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(i)the resignation or removal of the Director as a director of the Company;
(ii)the settlement of any dispute between the Director and the Company or a third party;
(iii)any amendment or variation to, or replacement of, the Constitution;
(iv)any intermediate payments, settlement of accounts or payments;
(v)laches, acquiescence or delay on the part of the Director;
(vi)the death, bankruptcy, insolvency or liquidation of any person or corporation;
or
(vii)the occurrence of any other thing, including any other thing which might otherwise affect the indemnity whether at law or in equity,
and remains in full force and effect until released by the Director.
(b)The Company shall not be obliged to indemnify the Director under this deed where the Director fails to perform any of the obligations set out in clause 3.5 to the material prejudice of the Company.
(c)The indemnity in clause 2.1 enures to the benefit of the Director’s estate.
1.3Additional indemnity
The indemnity in clause 2.1 is in addition to any indemnity contained in the Constitution from time to time.

3Conduct and obligations
1.1Notification
The Director must give notice to the Company as soon as reasonably practicable after the
Director becomes aware of any facts, matters, circumstances, or any threatened or pending
Claim against the Director or decision to make a Claim against a third party, which could give rise to a Claim for indemnification under this deed.
1.2Advancement or payment of costs
(a)On the Director’s request, the Company will advance to or pay on behalf of the
Director, reasonable costs incurred or expected to be incurred by the Director
(whether legal or otherwise) in connection with Proceedings on terms determined by the Board except that any such advance will be interest free and on an unsecured basis.
(b)The Director must furnish the Company with invoices or other relevant evidence satisfactory to the Company of the costs incurred or expected to be incurred for the purposes of clause 3.2(a).
(c)If the Company has advanced an amount for costs under clause 3.2(a), the amount of the advance will be in part satisfaction of the Company’s obligation to indemnify the
Director and will cease to be repayable unless it is subsequently found that the
Director was not entitled to be indemnified for those costs.
(d)If the Director has a right of recovery from a third party in respect of some or all of the
Liabilities, the Director must use best efforts to exercise the right of recovery within 10 days of payment being received and account to the Company for any such amount.
(e)If the Company has advanced or otherwise paid an amount under clause 3.2(a) and it is subsequently found that the Director was not entitled to the advancement or payment of those costs, the Director must repay this amount to the Company within
30 days of a request from the Company being received by the Director.
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1.3Proceedings
(a)The Company may:
(i)assume the conduct, negotiation or defence of a Claim;
(ii)institute legal proceedings (including a counterclaim or cross claim) in relation to a Claim; and
(iii)subject to clause 3.4, retain lawyers to act on behalf of both the Company and the Director in relation to the Claim,
(iv)and, when it does so, the conduct of the claim will be under the management and control of the Company or its insurers (acting reasonably).
(b)The Company must:
(i)notify the Director as soon as reasonably practicable if it intends to take any action under clause 3.3(a);
(ii)consider the reputation of the Director in acting under clause 3.3(a); and
(iii)not unreasonably withhold or delay its decision under clause 3.3(b)(ii).
(c)If the Company does not elect to take control of the conduct of proceedings under clause 3.3(a), the Director must ensure that the Company is kept fully informed of any actual or proposed developments (including, without limitation, any meetings) and is provided with copies of all material correspondence and documentation relating to such third party Claim or action, and such other information, assistance and access to records and personnel as the Company reasonably requires, other than any correspondence, documents or information to which any legal professional privilege attaches for the benefit solely of the Director.
1.4Legal representation
(a)The Director may obtain independent legal representation in respect of the conduct, negotiation or defence of any advice, Claim or Proceeding against the Director as a result of or arising from being a director of the Company or a Related Body
Corporate.
(b)The Company will reimburse the Director within 10 days of receipt of a written request for reimbursement from the Director for expenses payable by the Company under this deed to the extent that those expenses are:
(i)reasonable and incurred prior to the Company assuming conduct of the
Claim;
(ii)incurred with the Company’s prior written authority (which must not be unreasonably withheld or delayed); and
(iii)reasonable and incurred where it could be reasonably expected that a conflict between the interests of the Director and the Company (or a Related Body
Corporate) would arise should the same lawyers act on behalf of both parties.
1.5Director’s obligations
To the extent permitted by law, the Director must:
(a)give notice to the Company promptly on becoming aware of any claim, or any circumstances which could reasonably be expected to give rise to any claim, that may give rise to a right for the Director to be indemnified under this deed;
(b)take any reasonable action to avoid, resist, dispute, bring an appeal in, compromise or defend any Claim;
(c)not make an admission of liability or payment in respect of or settle or compromise any Claim without the Company’s prior written consent (which must not be unreasonably withheld or delayed);
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(d)render all reasonable assistance to the Company in the conduct of any Claim, including (but not limited to) providing documents, authorities and directions that the
Company requires to prosecute or advance any cross claim or counterclaim; and
(e)on request by the Company, do anything reasonably necessary or desirable to enable the Company (so far as possible) to be subrogated to and enjoy the benefits of the
Director’s rights in relation to any cross-claims or any Claims against any third party and render any assistance that is reasonably requested by the Company for the purpose,
and the Company is not obliged to indemnify the Director under this deed or otherwise where the Director fails to perform any of these obligations to the material prejudice of the Company.

4Insurance
1.1Obligation to maintain D&O Policy
(a)Subject to clause 4.2 and to the extent permitted by law, the Company must:
(i)at all times during the Protection Period maintain a D&O Policy consistent with clause 4.2; and
(ii)not undertake any actions which will, or is likely to, reduce or invalidate the cover under the D&O Policy, other than making a claim.
1.2Terms and conditions of Policy
(a)Subject to law, the terms of the D&O Policy must, to the extent that such a policy is available from a reputable insurance company at reasonable commercial rates:
(i)cover the Liabilities which may be incurred by the Director during the
Protection Period arising from the Director acting as a director of the
Company; and
(ii)provide for the terms, conditions, exclusions and additional cover (including premiums, insuring clauses, exclusions and excess amounts) as are reasonably appropriate for a company of similar industry and annual revenue;
and
(iii)be in a form and extend to an amount of cover substantially similar to the policy existing at the time of entering into the deed and in any event is at least as comprehensive as the insurance policies effected for the benefit of the existing directors of the Company from time to time during the Protection
Period.
1.3Obligations of Director
(a)The Director undertakes to comply with the obligations and requirements provided for under the D&O Policy and to take reasonable steps to enable the Company to maintain the D&O Policy under this deed.
(b)The Director undertakes to disclose to the Company all known relevant matters which may lead to a claim being made against the Company or the Director, as soon as practicable after becoming aware of such matters.
(c)To the extent required to comply with its disclosure obligations in relation to the D&O
Policy, the Company will seek information from the Director within a reasonable period before the renewal of the policy.
(d)The Director acknowledges that negotiations undertaken by the Company on the terms of the D&O Policy may result in the insurer varying the terms of the D&O Policy.
1.4Obligations of Company
(a)The Company must provide the Director with a copy of the D&O Policy and certificate of insurance upon request by the Director.
(b)The Company must:
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(i)to the maximum extent permitted by law, pay the cost of any premiums under the D&O Policy;
(ii)not do any act which will, or is likely to, reduce the cover provided for under the D&O Policy (other than by making a claim under the D&O Policy); and
(iii)notify the Director upon becoming aware that the D&O Policy has been cancelled, not renewed, or there is a material reduction in the terms of the
D&O Policy.

5Access to Board Papers
1.1Company to maintain records
(a)Subject to clause 5.1(b), the Company must maintain, and must use all reasonable endeavours to procure that each Relevant Company maintains, a complete set of
Board Papers in an organised and secure manner for the duration of the Protection
Period.
(b)Where Board Papers were bought into existence before the date of this deed, the
Company complies with its obligations under clause 5.1(a) if it uses all reasonable endeavours to collate and keep, and if it uses all reasonable endeavours to procure each Relevant Company to collate and keep, those Board Papers in the manner required by clause 5.1(a).
1.2Right of inspection
(a)Subject clause 5.4, where a request is received during the Protection Period in accordance with clause 5.3, the Company must within 7 Business Days, permit the
Director (or a person nominated in writing by the Director) to inspect (at the
Company’s registered office or any other place agreed by the Company and the
Director) and copy Board Papers during Business Hours at no cost to the Director, where such request is in relation to:
(i)Proceedings brought or which may be brought against the Director, or to which the Director is a party; or
(ii)a Permitted Purpose.
(a)Where the request relates to a Board Paper of a Relevant Company, the Company must use all reasonable endeavours to procure the Relevant Company to take the steps contemplated by clause 5(a).
1.3Access request
Any request for access to, or for a copy of, a Board Paper during the Protection Period must be made by the Director to the Company in writing, and include particulars of the Board
Papers which are the subject of the request and the purpose for which access is required.
1.4Ownership of Board Papers
The Director acknowledges that the Company or the Relevant Company (as the case may be)
remains the owner of all Board Papers and may request the Director to return or destroy all copies of Board Papers within 7 Business Days after such time as the purpose for the access request made under clause 5.3 no longer exists.
1.5Privilege
(a)If the Company or Relevant Company (as the case may be) has any right (including a right it has jointly or in common with the Directors and others) to privilege, such as legal professional privilege, in respect of any document which the Director inspects, copies or uses under this deed or under the Corporations Act or under the general law rights of a director:
(i)that document is to be taken to be confidential;
(ii)by permitting the inspection, copying or use to the Director or the Director’s permitted nominee, the Company does not waive any privilege; and
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(iii)in so inspecting, copying or using the document by himself or herself or through the Director’s permitted nominee, the Director must use best efforts to ensure that so far as is practical the right to privilege is not lost or waived, whether by the Director or the Director’s nominee or otherwise.
(b)Nothing in this deed or done pursuant to this deed prevents the Company or Relevant
Company (as the case may be) from relying on privilege in proceedings between the
Director and the Company or Relevant Company (including in respect of a document which the Company or Relevant Company has disclosed to the Director outside those proceedings).
1.6No limitation
This clause 5 does not limit any right of access the Director otherwise has to Board Papers.

6Confidentiality and privilege
(a)Subject to any obligation under law, the Director must during the term of office and after ceasing to be a director, maintain the confidentiality of all information contained in a Board Paper unless:
(i)disclosure is required by law;
(ii)the Company or the Relevant Company (as the case may be) has given its prior written consent to disclosure;
(iii)the disclosure is made for the purpose of obtaining professional advice or for a proper purpose and in the due performance of the Director’s duties; or
(iv)the information is required for the purpose of Proceedings or the threat of
Proceedings in relation to which the Director was given access to the Board
Papers,
and the Director uses the Director’s best endeavours to ensure all information disclosed is kept confidential.
(b)Nothing in clause 6(a) is intended to replace or reduce the duties which the Director may have, at law, to the Company or a related body corporate.
(c)Where the Director is entitled to disclose confidential information under clause 6(a)
and the information is that to which legal professional privilege attaches:
(i)unless the Company or the Relevant Company (as the case may be)
expressly states otherwise, it is the Company’s or the Relevant Company’s
(as the case may be) intention that the giving of access to the Director in no way waives or diminishes the Company’s or the Relevant Company’s right to claim legal professional privilege; and
(ii)the Director must use its best endeavours to avoid doing anything which will cause privilege to be waived, extinguished or lost by the Company or the
Relevant Company in relation to third parties.

7Taxation and costs
1.1Taxation and duty
(a)If a government authority imposes any tax on a sum paid to the Director under this deed, then the Company or the Relevant Company (as the case may be) must increase the amount paid to the Director so that the net amount to which the Director becomes entitled after deduction of all applicable taxes is equal to that which would have been payable under the deed had no such tax been imposed.
(b)The Company or the Relevant Company (as the case may be) must pay any stamp duty chargeable on this deed.
1.2Costs
Each party must bear its own costs of negotiating, preparing and executing this deed.
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8General
1.1Governing law and jurisdiction
This deed is governed by the laws of Victoria, Australia and each party irrevocably submits to the non-exclusive jurisdiction of the courts of Victoria, Australia.
1.2Counterparts
This deed may be executed in counterparts. All executed counterparts constitute one document.
1.3Unenforceable provision
If a provision in this deed is wholly or partly invalid or unenforceable in any jurisdiction, the provision or part of it that is invalid or unenforceable must, to that extent and in that jurisdiction, be treated as deleted from this deed. Any provision removed under this clause 8.3 does not affect the validity or enforceability of the remaining provisions in that jurisdiction or any other jurisdiction.
1.4Survival
Each obligation of confidence and indemnity in this deed is a continuing obligation, separate and independent from the other obligations and survives termination of this deed for any reason.
1.5Further action
Each party must, at its own expense, do all things reasonably necessary (including executing all documents) to give full effect to this deed and the transactions contemplated by it.
1.6Exclusion of moratoria
Any statute, moratorium or other governmental order that prejudicially affects the rights, powers or discretions of the parties under this deed does not apply to this deed unless the application is mandatory.
1.7Variation and waiver
(a)This deed may only be varied in writing signed by each party.
(b)A party does not:
(i)waive a right, power, or remedy unless it does so in writing and any such waiver is only effective for the specific instance for which it is given; or
(ii)waive a right, power, or remedy if it fails to exercise or delays in exercising the right, power or remedy.
(c)A single or partial exercise of a right by a party does not prevent another further exercise of that right, power, or remedy.
1.8Notices
Any notices or other communications under this deed must be in writing addressed to the recipient as detailed on this deed and hand delivered or sent by prepaid post or facsimile to the number as specified to the sender by notice.
1.9Entire Agreement
This deed embodies the entire agreement between the parties with respect to the subject matter of this deed and supersedes any prior negotiation, arrangement, understanding or agreement with respect to the subject matter of any term of this deed.
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Execution Page
EXECUTED AS A DEED

Executed by Telix Pharmaceuticals Limited ACN 616 620 369 in accordance with the Corporations Act 2001 (Cth) by being signed by the following officers:

Director Christian Behrenbruch	~~Director~~/Secretary Genevieve Ryan
\
Name (please print)	Name (please print)

Signed, sealed and delivered by [insert full name of Director] in the presence of:

[insert full name of Director]	Witness

Name (please print)